Emmet, Marvin & Martin, llp Counsellors at Law 120 Broadway New York, New York 10271 Tel: 212-238-3000 Fax: 212-238-3100 www.emmetmarvin.com

October 22, 2025

The Bank of New York Mellon,

as Depositary

240 Greenwich Street

New York, New York, 10286

Re:	American Depositary Shares representing ordinary shares of Anadolu Efes Biracilik ve Malt Sanayi A.S.

Ladies and Gentlemen:

We refer to the registration statement to be filed on Form F-6 under the Securities Act of 1933 (the "Registration Statement") by the legal entity created by the agreement (the "Deposit Agreement") for issuance of American Depositary Shares ("ADSs"), which may be evidenced by American Depositary Receipts ("ADRs"), representing ordinary shares of Anadolu Efes Biracilik ve Malt Sanayi A.S., for which you propose to act as Depositary.

We are of the opinion that the ADSs covered by the Registration Statement, when issued in accordance with the terms of the Deposit Agreement, will, when sold, be legally issued and will entitle the holders thereof to the rights specified in the Deposit Agreement and the ADRs.

This opinion may be used by you as an exhibit to the Registration Statement.

Very truly yours,

/s/ EMMET, MARVIN & MARTIN, LLP

EMMET, MARVIN & MARTIN, LLP